Exhibit 5

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

August 2, 2010

Energy Future Intermediate Holding Company LLC

EFIH Finance Inc.

1601 Bryan Street, 6th Floor

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“Intermediate Holding”), and EFIH Finance Inc., a Delaware corporation (“EFIH Finance” and, together with Intermediate Holding, the “Registrants”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Registrants of up to $2.18 billion aggregate principal amount of 10.000% Senior Secured Notes due 2020 (the “Exchange Notes”). The Exchange Notes will be issued under an indenture (the “Indenture”) among the Registrants and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Exchange Notes will be offered by the Registrants in exchange for the outstanding notes listed in Schedule I hereto (collectively, the “Old Notes”).

We have examined the Registration Statement, the form of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, and the Old Notes and the indenture related thereto. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and

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have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Registrants.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture will be the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Registrants, enforceable against the Registrants in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

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We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Old Notes
Issuer	Title	Aggregate Principal Amount Outstanding (in millions)

Energy Future Holdings Corp.	11.250%/12.000% Senior Toggle Notes due 2017	$2,705

Energy Future Holdings Corp.	10.875% Senior Notes due 2017	$1,787